Exhibit 10.7

PERSONAL GUARANTY AND RECOURSE AGREEMENT

This Personal Guaranty and Recourse Agreement, dated May 3, 2017 (this “Guaranty Agreement”), is by and between Dean L. Ledger, an individual residing at _____________________________ (the “Guarantor”), and JMJ Financial (the “Investor”).

WHEREAS, NanoFlex Power Corporation, a Florida corporation (the “Issuer”), is issuing a $500,000 Convertible Promissory Note (the “Note”) to the Investor as of the date hereof;

WHEREAS, the Guarantor is the Chief Executive Officer and a shareholder of the Issuer; and

WHEREAS, the Guarantor wishes to provide the Investor a full and unconditional personal guaranty of the Note as inducement for the Investor to enter into the Note and to provide better terms for the Issuer under the Note.

NOW, THEREFORE, the parties agree as follows:

1.            Guarantee. The Guarantor hereby fully and unconditionally personally guarantees the Note and fully and unconditionally personally guarantees the Issuer's obligation to repurchase the Note. The Guarantor’s guarantee represents a full recourse personal guaranty by the Guarantor of the Issuer’s obligations under the Note and to repurchase the Note such that, for example, if the Issuer defaults on the payment or repurchase of the Note, then the Investor has the right to pursue the repurchase amount or the outstanding principal and interest amount, and any other amounts due under the Note, (i) from the Guarantor directly, with or without first pursuing the Issuer, or (ii) from the Issuer. The Guarantor understands and agrees that if an event of default occurs under the Note then the Investor may, at its election, pursue the balance due from Guarantor personally.

2.            Non-exclusive Remedies. The Investor’s election of remedies is not exclusive, and the Investor may choose to pursue more than one remedy without first exhausting any remedy previously pursued.

3.            Governing Law. This Guaranty Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Any action brought by any party against the other concerning the transactions contemplated by this Guaranty Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida. Both the parties and the individuals signing this Guaranty Agreement agree to submit to the jurisdiction of such courts.

4.            Enforceability. If any provision of this Agreement is held by a court of law to be unenforceable or invalid for any reason, the remaining provisions of this agreement shall be unaffected by such holding. If the invalidation of any such provision materially alters the agreement of the parties, then the parties shall immediately adopt new provisions to replace those that were declared invalid.

Guarantor:	Investor:

Dean L. Ledger	JMJ Financial / Its Principal